Exhibit 99.3

Exhibit 99.1

Summary of Press Release Disclosed Items

Net Income Impact ($MM)

	2Q'05	2Q'06
Cards	$(93) (1, 5)	--
Retail Distribution	5 (5)	$74 (6)
Consumer Lending	6 (5)	--
Commercial Business Group	--	18 (6)
U.S. Consumer	**(83)**	**92**
Cards	3 (5)	--
Consumer Finance	--	--
Retail Banking	(21) (2, 4, 5)	--
International Consumer	**(17)**	**--**
Other Consumer	--	--
Global Consumer	**(100)**	**92**
Capital Markets and Banking	(37) (3, 4, 5)	--
Transaction Services	--	--
Other	--	--
Corporate & Investment Banking	**(37)**	**--**
Smith Barney	--	--
Private Bank	2 (5)	--
Global Wealth Management	**2**	**--**
Alternative Investments	3 (5)	--
Corporate / Other	--	--
Discontinued Operations	--	--

(1) Temporary increase in bankruptcy filings resulted in approximately ($175) pre-tax (($114) after-tax) increase in credit costs in U.S. Cards.

(2) Increase loan loss reserves in Germany primarily reflecting increased experience with the effects of bankruptcy law liberalization of ($127) pre-tax (($81) after-tax) in International Retail Banking.

(3) Increase in the allowance for unfunded commitments to corporate clients of ($100) pre-tax (($65) after-tax) comprised of ($96) pre-tax (($62) after-tax) in CM&B and ($4) pre-tax (($3) after-tax) in GTS.

(4) Restructuring of Mexico government notes of $97 pre-tax ($63 after-tax) comprised of $78 pre-tax ($50 after-tax) in International Retail Banking and $19 pre-tax ($13 after-tax) in CM&B.

(5) Tax benefit related to resolution of an audit of $65 comprised of $21 in US Cards, $5 in Retail Distribution, $6 in Consumer Lending, $3 in International Cards, $10 in Intl Retail Banking, $12 in CM&B, $3 in GTS, $2 in Private Bank and $3 in Alternative Investments.

(6) Gain on the sale of upstate New York branches to M&T of $163 pre-tax ($92 after-tax) comprised of $132 pre-tax ($74 after-tax) in Retail Distribution and $31 pre-tax ($18 after-tax) in Commercial Business Group.

Note: Impact of 2Q'06 LLR activity can be found on page 37 of the Financial Supplement.

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